EXHIBIT 12.1

Era Group Inc.
Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,										Pro Forma
	2008		2009		2010		2011		2012		2012
	(in thousands)

Income (loss) before income tax expense (benefit) and equity in earnings (losses) of 50% or less owned companies	$(2,370)		$5,209		$(7,803)		$2,460		$20,573		$12,348
Distributed income of equity investees	—		—		—		1,236		4,618		4,618
Capitalized interest	(1,718)		(964)		(2,331)		(2,680)		(1,547)		(1,547)
Preference security dividend requirements of consolidated subsidiaries	—		—		—		(255)		(13,130)		—
Noncontrolling interest in pre-tax loss of subsidiaries that have not incurred fixed charges	—		—		—		—		40		40
Fixed Charges	14,686		21,305		23,862		27,721		25,325		21,985
Earnings, as defined	$10,598		$25,550		$13,728		$28,482		$35,879		$37,444

Interest expensed	$12,968		$20,341		$21,531		$24,786		$10,648		$20,438
Interest capitalized	1,718		964		2,331		2,680		1,547		1,547
Preference security dividend requirements of consolidated subsidiaries	—		—		—		255		13,130		—
Fixed charges, as defined	$14,686		$21,305		$23,862		$27,721		$25,325		$21,985

Ratio of earnings to fixed charges	0.7	x	1.2	x	0.6	x	1.0	x	1.4	x	1.7	x